Exhibit 99.1

News Release	Marshall & Ilsley Corporation
770 North Water Street
Milwaukee, WI 53202
414 765-7700 Main
414 298-2921 Fax
mibank.com

For Release:	Immediately
Contact:	Greg Smith, senior vice president, chief financial officer 414 765-7727 Dave Urban, vice president, director of investor relations 414 765-7853

 MARSHALL & ILSLEY CORPORATION ANNOUNCES INCREASE

TO QUARTERLY CASH DIVIDEND

Board reconfirms share repurchase program

Milwaukee, Wis. – April 22, 2008 – Marshall & Ilsley Corporation (NYSE: MI) (M&I)  announced at its Annual Shareholders’ Meeting that its board of directors has increased the quarterly cash dividend on its common stock 3.2 percent to $0.32 per share from $0.31 per share. The cash dividend is payable on June 13, 2008, to shareholders of record at the close of business on May 30, 2008.

In addition, the following directors were re-elected:

Andrew N. Baur, chairman of the board, Southwest Bank, an M&I Bank

Jon F. Chait, chairman of the board and chief executive officer, Hudson Highland Group, Inc.

John W. Daniels, Jr., chairman and partner, Quarles & Brady, L.L.P.

Dennis J. Kuester, chairman of the board, Marshall & Ilsley Corporation

David J. Lubar, president, Lubar & Co. Incorporated

John A. Mellowes, chairman and chief executive officer, Charter Manufacturing Company, Inc.

Robert J. O’Toole, retired, chairman of the board and chief executive officer, A.O. Smith Corporation

San W. Orr, Jr., chairman of the board and director, Wausau Paper Corp.

John S. Shiely, chairman of the board, president and chief executive officer, Briggs & Stratton Corporation

Debra S. Waller, chairman of the board and chief executive officer, Jockey International, Inc.

George E. Wardeberg, retired, vice chairman of the board, Wisconsin Energy Corporation

The following members of Marshall & Ilsley Corporation’s board of directors are continuing their terms:

Mark F. Furlong, president and chief executive officer, Marshall & Ilsley Corporation, and president and chief executive officer, M&I Marshall & Ilsley Bank

Ted D. Kellner, chairman and chief executive officer, Fiduciary Management, Inc.

Katharine C. Lyall, retired, president, the University of Wisconsin System

Peter M. Platten, III, retired, vice chairman of the board, Marshall & Ilsley Corporation

James B. Wigdale, retired, chairman of the board, Marshall & Ilsley Corporation

The board of directors also reconfirmed M&I’s share repurchase program. This program gives M&I the ability to purchase annually up to 12 million shares of its issued and outstanding common stock. Purchases under this program may be made in the open market or through private transactions, in block trades, or through accelerated share repurchase programs or similar facilities.

Shareholders approved the Marshall & Ilsley Corporation Amended and Restated 1994 Long-Term Incentive Plan and also approved the appointment of Deloitte & Touche LLP to audit the financial statements of the Company for 2008.

In addition, a shareholder proposal to request the Company’s Board of Directors initiate a process to amend the Company’s articles of incorporation to provide for majority election of directors in non-contested elections was defeated.

Marshall & Ilsley Corporation (NYSE: MI) is a diversified financial services corporation headquartered in Milwaukee, Wis., with $63.4 billion in assets. Founded in 1847, M&I Marshall & Ilsley Bank is the largest Wisconsin-based bank, with 193 offices throughout the state. In addition, M&I has 51 locations throughout Arizona; 32 offices in Indianapolis and nearby communities; 31 offices along Florida’s west coast and in central Florida; 15 offices in Kansas City and nearby communities; 24 offices in metropolitan Minneapolis/St. Paul, and one in Duluth, Minn.; and one office in Las Vegas, Nev. M&I’s Southwest Bank subsidiary has 17 offices in the greater St. Louis area. M&I also provides trust and investment management, equipment leasing, mortgage banking, asset-based lending, financial planning, investments, and insurance services from offices throughout the country and on the Internet (www.mibank.com or www.micorp.com). M&I’s customer-based approach, internal growth, and strategic acquisitions have made M&I a nationally recognized leader in the financial services industry.

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